                                                                      Exhibit 21

Subsidiaries of the Registrant

Allin Corporation wholly owns the following subsidiaries:

                                                          Additional Names under
                                               State of         which Subsidiary
        Name of Subsidiary               Incorporation      Conducts Business
--------------------------------------   -------------   -----------------------
Allin Consulting of Pennsylvania, Inc.   Pennsylvania    Allin Consulting
Allin Corporation of California          California      Allin Consulting
Allin Interactive Corporation            Delaware        Allin Interactive
Allin Digital Imaging Corp.              Delaware        Allin Digital
Allin Network Products, Inc.             California
Allin Holdings Corporation               Delaware

Except as noted above, each subsidiary does business exclusively under its corporate name, with or without the corporate indicator.